Exhibit 99.1

CONTACTS:

Investor Relations:	Media Relations:
Carole Curtin	Bob Meldrum
carole.curtin@twtelecom.com	bob.meldrum@twtelecom.com
303-566-1000	303-566-1354

Time Warner Telecom Reports Strong Second Quarter 2006 Results

— Continued sales momentum resulted in —

9% total revenue and 17% Enterprise revenue growth year over year,

3% total revenue and 5% Enterprise revenue growth sequentially

20% growth in Modified EBITDA1 and Un-levered Free Cash Flow3 year over year

LITTLETON, Colo. – July 31, 2006 – Time Warner Telecom Inc. (NASDAQ: TWTC), a leading provider of managed voice and data networking solutions for business customers, today announced its second quarter 2006 financial results, including $191.3 million in revenue, $69.6 million in Modified EBITDA1 (“M-EBITDA”) and a net loss of $40.4 million.

“We continue to deliver strong, industry-leading revenue growth and impressive and expanding margins,” said Larissa Herda, Time Warner Telecom’s Chairman, CEO and President. “Our outstanding performance is driving further investment in customer solutions as well as in our product and network capabilities. These investments will help expand our leadership position in serving a growing customer demand for complex, cost effective solutions across a local campus, a city or nationwide to customers’ headquarter, regional, and branch offices.”

Highlights for the Quarter

For the quarter ending June 30, 2006, the Company –

•	Grew un-levered free cash flow[3] by 20% for the quarter, and 26% for the first six months compared to the same period last year. Levered free cash flow[2] for the quarter was $.4 million

•	Grew total revenue $16.5 million year over year, an increase of 9%, and $5.1 million sequentially, an increase of 3%

•	Grew enterprise revenue $16.4 million year over year, an increase of 17%, and $5.4 million sequentially, an increase of 5%

•	Grew data and Internet revenue $11.5 million year over year, an increase of 29%, and $3.3 million sequentially, an increase of 7%

•	Produced 20% quarterly growth in M-EBITDA year over year, as well as improved margins to 64% modified gross margin[4] and 36% M-EBITDA margin

•	Grew fiber connected buildings by 17% to more than 6,400 buildings and increased customers by 14% year over year, reflecting continued strong enterprise growth

Year over Year Results –Second Quarter 2006 compared to Second Quarter 2005

Revenue

Revenue was $191.3 million for the current quarter, as compared to $174.8 million for the second quarter of 2005, an increase of $16.5 million. The revenue growth was driven primarily by a $16.4 million increase in revenue from enterprise customers.

By product line, the percentage change in revenue year over year was as follows:

•	29% increase for Data and Internet services[5] due to success with Ethernet and IP-based product sales

•	9% increase for Voice services[6] due to growth in bundled voice products

•	1% increase for Network services[7] due to increased enterprise sales

Monthly revenue churn was 1.1% for both the second quarter of 2006 and 2005. This reflected an improvement from the first quarter of 2006, which was 1.3%. The Company expects to experience ongoing disconnects, including disconnects from carrier customers related to their merger activities and network grooming.

M-EBITDA and Margins

M-EBITDA grew $11.5 million to $69.6 million for the second quarter of 2006, reflecting a 20% increase over the same period last year. The increase in M-EBITDA primarily reflects strong revenue growth, as well as an increase in operating and selling, general and administrative costs (“SG&A”). Excluded from M-EBITDA but included in operating and SG&A costs is non-cash stock-based compensation expense under SFAS 123R, which was adopted in the first quarter of 2006. Operating and SG&A include $.5 million and $3.0 million, respectively, for non-cash stock-based compensation expense in the current quarter which was not recognized in the prior year. Margins for the quarter improved with an increase in Modified gross margin to 64% from 62% and M-EBITDA margin to 36% from 33%, compared to the same period last year.

The Company utilizes a fully burdened modified gross margin, including network costs, and personnel costs for customer care, provisioning, network maintenance, technical field and network operations, excluding non-cash stock-based compensation expense.

Net Loss

The Company’s net loss was $40.4 million, a loss of $.34 per share for the quarter, compared to a net loss of $27.2 million or $.23 loss per share for the second quarter of 2005. The loss per share before debt extinguishment costs and non-cash stock-based compensation expense improved by $.14 per share to $.09 loss per share for the current quarter, compared to $.23 loss per share for the same period last year. The increase in the net loss reflects the strong M-EBITDA growth offset by $25.8 million of debt extinguishment costs for financing activities in the current quarter, an impact of $.22 per share.

Sequential Results –Second Quarter 2006 compared to First Quarter 2006

Revenue

Revenue for the quarter was $191.3 million, as compared to $186.2 million for the first quarter of 2006, an increase of $5.1 million sequentially. The revenue growth was driven primarily by a $5.4 million increase in revenue from enterprise customers.

By product line, the percentage change in revenue sequentially was as follows:

•	7% increase for Data and Internet services due to success with Ethernet and IP-based product sales

•	4% increase for Voice services due to growth in bundled voice products

•	Network services remained stable with the prior quarter

M-EBITDA and Margins

M-EBITDA was $69.6 million for the second quarter of 2006 versus $65.0 million for the first quarter of 2006, or a sequential increase of 7%. The increase in M-EBITDA reflects strong revenue growth as well as growth in selling, general and administrative costs. Margins for the quarter improved with an increase in Modified gross margin to 64% from 63% and M-EBITDA margin to 36% from 35%, compared to the prior quarter.

Net Loss

The Company’s net loss was $40.4 million, a loss of $.34 per share for the quarter, compared to a net loss of $22.3 million or $.19 loss per share for the first quarter. The loss per share before debt extinguishment costs and non-cash stock-based compensation expense improved by $.08 per share sequentially to $.09 loss per share for the current quarter, compared to $.17 loss per share for the prior quarter. The increase in the net loss reflects the strong M-EBITDA growth and reduced interest expense offset by $25.8 million of debt extinguishment costs for financing activities in the current quarter, an impact of $.22 per share.

Other Operating Highlights

Capital Expenditures

Capital expenditures were $50.8 million for the quarter versus $42.5 million for the same period last year. In concert with growing customer wins for large customer applications, the Company expects capital expenditures for 2006 to be approximately $175 to $185 million, which includes the cost of continued expansion and enhancement of its network, products and systems.

Financing Activities

In March, the Company called for the redemption of $400 million principal amount of its 10 1/8% senior notes, which were redeemed May 1, 2006. The Company expensed a $20.3 million call premium and $5.5 million of deferred debt costs related to the redemption in the current quarter. The Company funded the redemption with $362 million of net proceeds from its first quarter 2006 convertible debt offering and $58 million of cash on hand.

Growing Network and Product Capabilities

During the current quarter, the Company continued to expand its capabilities for data and Internet services though an expansion of its product portfolio which increases its Ethernet and IP VPN capabilities to reach satellite and branch customer locations through both the Company’s fiber connected buildings as well as off-net capabilities. These capabilities will serve customers both inside and outside the Company’s current national fiber footprint.

Summary

“Our strong organic revenue growth and expanding margins are industry-leading and impressive,” said Herda. “With this strong performance, we are continuing to invest in the business to achieve further growth both in the terms of the size and nature of our customer wins, and also in ongoing penetration of the enterprise marketplace.”

Time Warner Telecom Inc. plans to conduct a webcast conference call to discuss its earnings results on August 1 at 9:00 a.m. MDT (11:00 a.m. EDT). To access the webcast and the financial and statistical information to be discussed in the webcast, visit www.twtelecom.com under “Investor Relations.”

(1)	The Company uses a modified definition of EBITDA to eliminate certain non-cash and non-operating income or charges to earnings to enhance the comparability of its financial performance from period to period. Modified EBITDA (or “M-EBITDA”) is defined as net income or loss before depreciation, amortization, accretion, asset impairment charge, interest expense, debt extinguishment costs, interest income, investment gains and losses, income tax expense or benefit, cumulative effect of change in accounting principle, and, beginning the first quarter of 2006, non cash stock-based compensation expense. (See a discussion below of Modified EBITDA under “Financial Measures”.)

(2)	The Company defines levered free cash flow as Modified EBITDA less capital expenditures and net interest expense from operations (but excludes debt extinguishment costs). Levered free cash flow is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.

(3)	The Company defines un-levered free cash flow as Modified EBITDA less capital expenditures. Un-levered free cash flow is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.

(4)	The Company defines modified gross margin as Total Revenue less operating costs excluding non-cash stock-based compensation expense under SFAS 123R.

(5)	Data and Internet services include services that enable customers to connect their internal computer networks and to access external networks, including Internet at high speeds using Ethernet protocol. Services include metro and wide area Ethernet, virtual private network solutions and Internet access.

(6)	Voice services contain traditional and next generation voice capabilities, including voice services from stand alone and bundled products, long distance, 800 services, and VoIP.

(7)	Network services include transmission speeds up to OC 192 to carrier and enterprise customers. These services transmit voice, data, image, storage and video, using state-of-the-art fiber optics.

Financial Measures

The Company provides financial measures using generally accepted accounting principles (“GAAP”) as well as adjustments to GAAP measures to describe its business trends, including Modified EBITDA. Management believes that its definition of Modified EBITDA (see above) is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors, and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization, and tax structures, as well as non-cash and non-operating income or charges to earnings. Modified EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance and liquidity reported in accordance with GAAP. Management uses Modified EBITDA internally to assess on-going operations and it is the basis for various financial covenants contained in the Company’s debt agreements. Modified EBITDA is reconciled to Net Loss, the most comparable GAAP measure to Modified EBITDA, within the Consolidated Operating Highlights and in the supplemental information posted on the Company’s website. In addition, management uses un-levered and levered free cash flow, which measure the ability of M-EBITDA to cover capital expenditures. The Company uses these cash flow definitions to eliminate certain non-cash costs. Levered and un-levered free cash flow are reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.

The Company also provides an adjustment to the measure gross margin by eliminating the impact of non-cash compensation expense related to the adoption of SFAS 123R. Management uses Modified gross margin internally to assess on-going operations. Modified gross margin is reconciled to gross margin, on pages 6 and 7 of the financial tables.

Forward Looking Statements

The statements in this press release concerning the outlook for 2006 and beyond, including expansion plans, growth prospects, sales activity, expected customer disconnections, and expected capital expenditures are forward-looking statements that reflect management’s views with respect to future events and financial performance. These statements are based on management’s current expectations and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward looking statements include the risks summarized in the Company’s filings with the SEC, especially the section entitled “Risk Factors” in its 2005 Annual Report on Form 10-K. Time Warner Telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Time Warner Telecom

Time Warner Telecom Inc., headquartered in Littleton, Colo., provides managed network services, specializing in Ethernet and transport data networking, Internet access, local and long distance voice, VoIP and security, to enterprise organizations and communications services companies throughout the U.S. As a leading provider of integrated and converged network solutions, Time Warner Telecom delivers customers overall economic value, quality, service, and improved business productivity. Please visit www.twtelecom.com for more information.

Time Warner Telecom Inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2006	2005	Growth %	2006	2005	Growth %
Revenue
Network services (formerly dedicated transport) (2)	$86,436	$85,165	1%	$172,792	170,813	1%
Data and Internet services	51,458	39,919	29%	99,575	76,615	30%
Voice services (formerly switched services) (2)	44,647	40,957	9%	87,579	81,407	8%

Service Revenue	182,541	166,041	10%	359,946	328,835	9%
Intercarrier compensation (3)	8,757	8,736	0%	17,539	17,516	0%

Total Revenue	191,298	174,777	9%	377,485	346,351	9%

Expenses
Operating costs (4)	69,371	66,717		139,429	133,524

Gross Margin	121,927	108,060		238,056	212,827
Selling, general and administrative costs (4)	55,814	49,913		109,776	94,692
Depreciation, amortization and accretion	62,367	58,672		122,496	116,678

Operating Income	3,746	(525)		5,784	1,457
Interest expense	(24,468)	(29,453)		(53,162)	(60,677)
Debt extinguishment costs	(25,777)	—		(25,777)	(8,573)
Interest income	6,094	2,855		10,489	5,576

Net loss before income taxes	(40,405)	(27,123)		(62,666)	(62,217)
Income tax expense	7	75		7	150

Net Loss	($40,412)	($27,198)		($62,673)	($62,367)

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA

Gross Margin	$121,927	$108,060		$238,056	$212,827
Add back non-cash stock-based compensation expense	492	—		981	—

Modified Gross Margin	122,419	108,060	13%	239,037	212,827	12%

Selling, general and administrative costs	55,814	49,913		109,776	94,692
Add back non-cash stock-based compensation expense	2,966	—		5,318	—

Modified EBITDA	69,571	58,147	20%	134,579	118,135	14%

Non-cash stock-based compensation expense	3,458	—		6,299	—
Depreciation, amortization and accretion	62,367	58,672		122,496	116,678
Net Interest expense	18,374	26,598		42,673	55,101
Debt extinguishment costs	25,777	—		25,777	8,573
Income tax expense	7	75		7	150

Net Loss	($40,412)	($27,198)		($62,673)	($62,367)

Modified Gross Margin %	64%	62%		63%	61%

Modified EBITDA Margin %	36%	33%		36%	34%

Free Cash Flow:
Modified EBITDA	$69,571	$58,147		$134,579	$118,135
Less: Capital Expenditures	50,757	42,468		88,703	81,798

Unlevered Free Cash Flow	18,814	15,679		45,876	36,337
Less: Net interest expense	18,374	26,598		42,673	55,101

Levered Free Cash Flow	$440	($10,919)		$3,203	($18,764)

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	The Company has modified the name of its revenue categories in order to provide further clarity. This change reflects only a change in title and is consistent with reporting in prior periods. Please see page 5 of the press release for a further description.

(3)	Intercarrier Compensation includes switched access and reciprocal compensation.

(4)	The Company adopted SFAS 123R effective January 1, 2006 for non-cash stock-based compensation.

Time Warner Telecom Inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended
	June 30, 2006	March 31, 2006	Growth %
Revenue
Network services (formerly dedicated transport) (2)	$86,436	$86,356	0%
Data and Internet services	51,458	48,117	7%
Voice services (formerly switched services) (2)	44,647	42,932	4%

Service Revenue	182,541	177,405	3%
Intercarrier compensation (3)	8,757	8,782	0%

Total Revenue	191,298	186,187	3%

Expenses
Operating costs (4)	69,371	70,058

Gross Margin	121,927	116,129
Selling, general and administrative costs (4)	55,814	53,962
Depreciation, amortization and accretion	62,367	60,129

Operating Income	3,746	2,038
Interest expense	(24,468)	(28,694)
Debt extinguishment costs	(25,777)	—
Interest income	6,094	4,395

Net loss before income taxes	(40,405)	(22,261)
Income tax benefit	7	—

Net Loss	($40,412)	($22,261)

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA

Gross Margin	$121,927	$116,129
Add back non-cash stock-based compensation expense	492	489

Modified Gross Margin	122,419	116,618	5%

Selling, general and administrative costs	55,814	53,962
Add back non-cash stock-based compensation expense	2,966	2,352

Modified EBITDA	69,571	65,008	7%

Non-cash stock-based compensation expense	3,458	2,841
Depreciation, amortization and accretion	62,367	60,129
Interest expense	18,374	24,299
Debt extinguishment costs	25,777	—
Income tax benefit	7	—

Net Loss	($40,412)	($22,261)

Modified Gross Margin %	64%	63%

Modified EBITDA Margin %	36%	35%

Free Cash Flow
Modified EBITDA	$69,571	$65,008
Less: Capital Expenditures	50,757	37,946

Unlevered Free Cash Flow	18,814	27,062
Less: Net interest expense	18,374	24,299

Levered Free Cash Flow	$440	$2,763

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	The Company has modified the name of its revenue categories in order to provide further clarity. This change reflects only a change in title and is consistent with reporting in prior periods. Please see page 5 of the press release for a further description.

(3)	Intercarrier Compensation includes switched access and reciprocal compensation.

(4)	The Company adopted SFAS 123R effective January 1, 2006 for non-cash stock-based compensation.

Time Warner Telecom Inc.

Highlights of Results Per Share

Unaudited (1)

	Three Months Ended
	6/30/06	3/31/06	6/30/05
Weighted Average Shares Outstanding (thousands)
Basic and Diluted	120,069	118,231	116,131

Basic and Diluted Loss per Common Share
Loss per share before debt extinguishment costs and non-cash stock-based compensation expense	($0.09)	($0.17)	($0.23)
Impact of debt extinguishment costs	(0.22)	—	—
Impact of non-cash stock-based compensation expense	(0.03)	(0.02)	—

As Reported	($0.34)	($0.19)	($0.23)

	As of
	6/30/06	3/31/06	6/30/05
Common shares (thousands)
Actual Shares Outstanding	120,595	119,527	116,167

Options (thousands)
Options Outstanding	16,410	17,448	19,269

Options Exercisable	11,320	11,833	13,277

Options Exercisable and In-the-Money	6,676	7,235	2,476

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

Time Warner Telecom Inc.

Condensed Consolidated Balance Sheet Highlights

(Dollars in thousands)

Unaudited (1)

	June 30, 2006	March 31, 2006
ASSETS
Cash and equivalents, and short-term investments
Cash and equivalents, and short-term investments	$328,296	$321,521
Funds held for debt redemption (2)	—	420,252

Total cash and equivalents, and short-term investments	328,296	741,773
Receivables	56,224	56,380
Less: allowance	(9,320)	(10,108)

Net receivables	46,904	46,272
Other current assets	31,740	27,736
Property, plant and equipment	2,561,501	2,515,887
Less: accumulated depreciation	(1,368,323)	(1,311,352)

Net property, plant and equipment	1,193,178	1,204,535
Other Assets	100,663	106,154

Total	$1,700,781	$2,126,470

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$32,950	$29,906
Deferred revenue	18,198	18,405
Accrued taxes, franchise and other fees	55,593	58,372
Accrued interest	20,814	15,695
Accrued payroll and benefits	25,634	25,318
Current portion of debt and lease obligations (3)	3,563	404,175
Other current liabilities	71,136	70,577

Total current liabilities	227,888	622,448
Long-Term Debt and Capital Lease Obligations
Floating rate senior secured debt - Term Loan B due 11/30/2010 (4)	199,000	199,500
Floating rate senior secured notes, due 2/15/2011	240,000	240,000
9 1/4% senior unsecured notes, due 2/15/2014	400,424	400,437
10 1/8% senior unsecured notes, due 2/1/2011	—	400,000
2 3/8% convertible senior debentures, due 4/1/2026	373,750	373,750
Capital lease obligations	9,518	9,829
Less: current portion	(3,563)	(404,175)

Total long-term debt and capital lease obligations	1,219,129	1,219,341
Long-term Deferred Revenue	18,554	18,812
Other Long-Term Liabilities	8,882	8,680
Stockholders’ Equity	226,328	257,189

Total	$1,700,781	$2,126,470

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	Represents call of $400 million of principal for 10 1/8% senior unsecured notes and related premium of $20.3 million.

(3)	March 31, 2006 includes $400 million of 10 1/8% senior unsecured notes redeemed May 1, 2006.

(4)	Provides for an extension of the maturity date to November 30, 2012 if on or before November 30, 2010 the Floating rate senior secured notes and 10 1/8% senior unsecured notes are refinanced to a maturity date no earlier than November 30, 2013.

Time Warner Telecom Inc.

Consolidated Statements of Cash Flows

(Dollars in thousands)

Unaudited (1)

	Three Months Ended
	6/30/06	3/31/06
Cash flows from operating activities:
Net Loss	($40,412)	($22,261)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation, amortization, and accretion	62,367	60,129
Stock-based compensation	3,457	2,841
Deferred debt issue, extinguishment costs and premium on debt	26,653	939
Changes in operating assets and liabilities:
Receivables and prepaid expense	(7,901)	583
Accounts payable, deferred revenue, and other liabilities	5,769	(31,805)

Net cash provided by operating activities	49,933	10,426

Cash flows from investing activities:
Capital expenditures	(50,378)	(37,946)
Purchases of investments	(117,739)	(161,075)
Proceeds from maturities of investments	118,600	149,792
Proceeds from sale of assets and other investing activities	37	68

Net cash used in investing activities	(49,480)	(49,161)

Cash flows from financing activities:
Net proceeds from issuance of common stock upon exercise of stock options	6,094	11,435
Net proceeds from issuance of common stock in connection with the employee purchase plan	—	660
Net proceeds from issuance of debt	(159)	362,525
Payment of capital lease obligations	(657)	(372)
Retirement of debt obligations	(420,252)	—
Payment of debt obligations	(500)	(500)

Net cash (used in) provided by financing activities	(415,474)	373,748

(Decrease) increase in cash and cash equivalents	(415,021)	335,013
Cash and cash equivalents at the beginning of the period	545,847	210,834

Cash and cash equivalents at the end of the period	$130,826	$545,847

Supplemental disclosures of cash flow information:
Cash paid for interest	$19,082	$47,773

Cash paid for debt extinguishment costs	$20,252	—

Addition of capital lease obligation	$379	—

Summary of Cash and equivalents and short-term investments:
Cash and cash equivalents at end of the period	$130,826	$545,847
Investments	197,470	195,926

	$328,296	$741,773

Supplemental information to reconcile capital expenditures:
Capital expenditures per cash flow statement	$50,378	$37,946
Addition of capital lease obligation	379	—

Total capital expenditures	$50,757	$37,946

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

Time Warner Telecom Inc.

Selected Operating Statistics

Unaudited (1)

	Quarter Ended
	2005				2006
	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Mar. 31	Jun. 30
Operating Metrics:
Route Miles
Metro	12,835	13,053	13,427	13,589	13,913	14,053
Regional	7,015	7,015	7,015	7,015	7,015	7,015

Total	19,850	20,068	20,442	20,604	20,928	21,068
Buildings (2)
Fiber connected buildings (on-net)	5,281	5,501	5,752	5,982	6,185	6,433
Type II	14,576	15,057	15,581	16,246	16,865	17,623

Total	19,857	20,558	21,333	22,228	23,050	24,056
Networks
Class 5 Switches	39	39	38	38	38	38
Soft Switches	20	26	32	34	34	35
Headcount
Total Headcount	2,019	2,029	2,022	2,034	2,055	2,105
Sales Associates (3)	317	312	312	318	330	331
Customers
Total Customers	10,740	11,088	11,439	11,834	12,181	12,642

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	Fiber connected buildings (e.g. “on-net”) represents customer locations to which the Company’s fiber network is directly connected. Type II buildings are carried on the Company’s fiber network, including the Company’s switch for voice services, with a leased service from the Company’s distribution ring to the customer location.

(3)	Includes Sales Account Executives and Customer Care Specialists.